SCHEDULE 14A INFORMATION

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                       Northstar Health Services, Inc.
 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)


                        Date of Filing: March 14, 1997

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NORTHSTAR Health Services, Inc.
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*
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The Atrium, 665 Philadelphia Street                              (412) 349-7500
P.O. Box 1289                                               Fax: (412) 465-3250
Indiana, PA  15701

                 DON'T GAMBLE WITH THE FUTURE OF YOUR INVESTMENT

                                                                 March 14, 1997

Dear Fellow Northstar Shareholder:

The future value of your investment in Northstar is at stake. As you know, Thomas Zaucha, the former Chairman and CEO of Northstar, who was recently fired for cause, is seeking your consent in an attempt to seize control of your Company in a campaign which we believe will benefit Zaucha personally at the expense of other Northstar stockholders. IN YOUR FINANCIAL SELF-INTEREST, WE URGE YOU TO WAIT FOR THE FULL DISCLOSURE YOU NEED IN ORDER TO MAKE AN INFORMED DECISION. YOUR COMPANY EXPECTS TO SEND YOU SUCH DISCLOSURE IN A MATTER OF WEEKS. MEANWHILE, YOU SHOULD SIMPLY DISCARD ANY BLUE CARD YOU RECEIVE FROM ZAUCHA.


                      KEEP THE FOX OUT OF THE CHICKEN COOP

Don't be fooled by Zaucha's attempt to portray himself as an innocent victim. Under Zaucha's "leadership":

         *        Northstar's price plummeted from $5.93 to as low as $0.88.
                  Curiously, Mr. Zaucha saw fit to purchase 75,000 shares at prices between $1.28 and $1.50 last December while in possession of what we believe was material non-public information regarding Northstar's business prospects. Incredibly, Mr. Zaucha has publicly stated that his possession of such insider information didn't influence his decision to buy Northstar shares at bargain-basement prices. Don't you think Northstar shareholders, particularly the sellers of those shares, would have liked the same information?

                  Details regarding Zaucha's insider trading have been referred to the Securities and Exchange Commission by your Company.

         *        Northstar's  accountants,  KPMG Peat Marwick,  L.L.P.
                  resigned, citing concerns about related party transactions and questioning the integrity of management.

         * Northstar was delisted by NASDAQ. Where was Mr. Zaucha and Northstar's former CFO on the date of Northstar's trading halt, when NASDAQ sought to contact your Company pending the release of critical information? In Atlantic City at a well-known casino because, according to Mr.
                  Zaucha, he was "too stressed out."

         * While Northstar's stock price suffered, Zaucha and Commonwealth (not to mention discredited former CEO Mark DeSimone) were lining their pockets with rental income and fees, respectively, at rates which we believe were significantly above market.



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                   NORTHSTAR'S TURNAROUND IS SOLIDLY UNDERWAY

In contrast, here's what your new Board and management have already accomplished, without Mr. Zaucha's cooperation:

         * Appointed a Special Investigative Committee to examine past abuses by former officers and advisers of Northstar. The Committee's Interim Report led to litigation and other actions against DeSimone and others to recover damages for fraud perpetrated against the Company.

         * Completed a comprehensive business plan for the Company that, among other things, deals with a comprehensive restructuring of the Company's finances, including Zaucha's $5 million notes and other obligations of the Company to Zaucha.

         * Negotiated the cooperation of Northstar's senior creditor, IBJ Schroder in stretching out the Company's debt in a manner that removes "going concern" issues and facilitates relisting and a return to the capital markets or best available alternatives to maximize shareholder value.

         * Organized a cohesive senior management group through the carefully planned integration of original Northstar operations and the merged operations of Keystone. This post-merger integration process has had the full attention of cooperation of all former Keystone executives and key employees except Mr. Zaucha. They are the real assets of Northstar. Many of them have publicly stated that they would leave Northstar should Mr. Zaucha regain control.

         * Designed a stock option plan appropriate to the fair compensation of directors, executives, consultants and special advisors in corporate recovery and turnaround situations, as well as to Northstar's currently low cash supply.

                  Don't be distracted by Zaucha's attacks on option grants to key personnel. You should know that Zaucha personally approved approximately 80% of the options granted and that additional grants were given to key personnel because the Company did not have enough cash to retain them otherwise. You should also know that, contrary to Zaucha's claims, not a single option has been issued, pending the Company's ability to provide full disclosure.

         * Terminated Northstar's relationship with Zaucha's Impulse Development Corp., which had been billing the Company excessive rates for maintenance and construction work in Zaucha's former Keystone clinics. Impulse's then-President is the husband of Northstar's former CFO, and Impulse had enjoyed "preferred vendor" payment status with Northstar.


                 GIVEN CONTROL, ZAUCHA STANDS TO GAIN MILLIONS--
                             WHILE YOU STAND TO LOSE

In November 1995, Zaucha sold his company Keystone to Northstar for $7.6 million up front in cash and short-term notes and other lucrative consideration, including a questionable "earn-out" provision that pays Zaucha $1,600,000 per year for five years, assuming Keystone's EBITA stays above $2,5000,000(1). In

----------------------
1. Since Keystone's EBITA at the time of the merger was nearly $4,000,000, the payment of this so-called "earn-out" would have seemed secure.

addition to all this, Zaucha was given a generous compensation package that included a $275,000 annual salary plus a six-week vacation plus benefits plus a $1,200/month leased Mercedes. FURTHERMORE, ZAUCHA'S AGREEMENT WITH MARK DESIMONE PROVIDED THAT IF EITHER NORTHSTAR OR KEYSTONE WERE SOLD, THE "EARN-OUT" WOULD ACCELERATE TO A ONE-TIME, IMMEDIATE PAYMENT TO ZAUCHA OF $8,000,000.

We believe a fire sale of Northstar prior to disclosure of the Company's recently completed audit would deprive Northstar shareholders of the true value of their investment. But while shareholders stand to lose significantly, Zaucha's $8 million payday would occur immediately. YOUR BOARD IS NOT OPPOSED TO THE SALE OF NORTHSTAR AT A FAIR PRICE, AND HAS INSTRUCTED ADVEST INC., NORTHSTAR'S FINANCIAL ADVISER, TO EXPLORE ALL ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE. HOWEVER, WE FURTHER BELIEVE THAT FAIR VALUE CANNOT BE REALIZED UNTIL NORTHSTAR SHAREHOLDERS AND THE INVESTMENT COMMUNITY ARE IN POSSESSION OF ALL RELEVANT FINANCIAL INFORMATION ABOUT NORTHSTAR.


                            YOUR SUPPORT IS IMPORTANT

We are convinced that Northstar is a solid business that has been milked by prior management and a number of its former advisers. We need your support in our continuing effort to restore Northstar to financial health. Don't deprive yourself of the opportunity to realize the full value of your investment in Northstar. AGAIN, IN YOUR FINANCIAL SELF-INTEREST, WE URGE YOU TO WAIT FOR FULL DISCLOSURE. SIMPLY DISCARD ANY BLUE CONSENT CARDS ZAUCHA SENDS YOU.

If you have any questions or need further information, please call the company assisting us in our efforts, Georgeson & Company Inc., toll-free at 1-800-223-2064.

Thank you for your continued support.

                                                      Sincerely yours,




                                                      Steven N. Brody



                                                      Charles B. Jarrett, Jr.



                                                      Hon. Timothy L. Pesci



                                                      Robert J. Smallacombe



                                                      David D. Watson

The participants in this solicitation include Northstar Health Services, Inc.
(NSTR) and the following directors of NSTR: Steven N. Brody, Charles B. Jarrett, Jr., and Timothy L. Pesci. NSTR's employee participants include John Lombardi (Executive Vice-President and Chief Financial Officer), Robert J. Smallacombe (Director and Chief Executive Officer), David D. Watson (Director, President and Chief Operating Officer), Edward Banos (President of Northstar Medical Services, Inc.), Elaine Professori (President of Direct Provider Network, Inc.), Brian K. Strong (President of Ability Plus Rehabilitation Management Company), and Ralph Sweithelm (President of Keystone Rehabilitation Systems, Inc.). No participant individually owns more than 1% of the outstanding shares of NSTR's common stock, with the exception of Steven N. Brody, who owns 1.8% of the outstanding shares of NSTR's common stock, David D. Watson, who owns 1.5% of the outstanding shares of NSTR's common stock, and Brian K. Strong, who owns 1.6% of the outstanding shares of NSTR's common stock.